Exhibit 10.118
AMENDMENT NO. 2 TO LEASE
February 27, 2009
This Amendment, Modification and Ratification of Lease is executed on the date last below stated, by and between West Point Holdings, LLC successor-in-interest to Duke Realty Limited Partnership, an Indiana limited partnership, (“Landlord”) and Sedona Corporation. (“Tenant”).
By commercial Lease Agreement dated October 31, 2003, as amended by an instrument on November 22, 2005, (collectively, the “Lease”), Landlord leased to Tenant approximately 630 rentable square feet of office/warehouse space (the “Original Premises”) in the Industrial Complex known as West Point, building II and having an address of 13895 Industrial Park Blvd, Plymouth, MN 55441 (the “Demised Premises”). Tenant has requested to renew the Lease and Landlord and Tenant have agreed upon the terms and conditions in accordance with this Amendment.
In consideration of the mutual obligations and benefits hereof, Landlord and Tenant agree as follows:
1.	Landlord and Tenant agree that the Leased Premises shall be Suite 105, 13895 Industrial Park Blvd, Plymouth MN 55441 and the Rentable Area shall consist of 894 rentable square feet.

2.	Building Expense Percentage: 5.35%

3.	Commencing on May 1, 2009 (“Commencement Date”) the lease term shall be extended for Twenty-Four (24) months and terminating on April 30, 2011 (“Termination Date”). The monthly Base Rental as defined in the Lease shall be as follows:

Month	Base Rent PSF/Annum	Monthly Base Rent
May 1, 2009 - April 30, 2010	$7.85	$585.00
May 1, 2010-April 30, 2011	$8.12	$605.00
Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this amendment, by lapse of time or otherwise, an amount which is 150% of the amount of Rent for a day (computed on a year of 360 days) based on the annual rate of Base Rent and Additional Rent applicable to the period in which such possession occurs (and if such possession occurs following the full term of this Lease, 150% of the annual Base Rent and Additional Rent applicable in the last year of this Lease), and Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. If Landlord gives written notice to Tenant of Landlord’s election thereof such holding over shall constitute a renewal of this Lease for one year at a market rate determined by Landlord, but acceptance by Landlord of rent after such termination shall not of itself constitute a renewal. Nothing in this Section contained, however, shall be construed or operate as a waiver of Landlord’s right of re-entry or any other right of Landlord.
4.	Additional Rent. In addition to the above monthly Base Rental, Tenant shall continue to be responsible for its Proportionate Share of the Operating Expenses, Real Estate Taxes and Common Areas together with all other sums of money that become due and payable by Tenant to Landlord under the terms of the Lease. Tenant to include an additional five hundred eight dollars and nine cents ($508.09) per month with the Base Rental payment as an estimated amount for actual Operating Expenses, Real Estate Taxes and Common Areas for the year 2009, subject to adjustment per the Lease.

5.	Tenant Improvements. Landlord is providing the Premises during the Extension Term in its current “AS IS” condition, without representation or warranty of any kind. Landlord shall have no obligation to make any modifications or alterations to the Premises, except to create air-flow in the server room. Landlord shall complete the Tenant Improvements at Landlord’s sole cost and expense; not to exceed One Thousand Dollars ($1,000.00)

6.	Renewal Option. Tenant shall have one (1) option to renew their lease for two (2) years at the then determined current market rates by giving Landlord written notice no later than nine (9) months prior to Termination Date.

7.	Tenant acknowledges that it has not utilized the services of any real estate firm other than Coldwell Banker Commercial Griffin Companies and NorthMarq Real Estate Brokerage LLC in this transaction.
Except as expressly modified herein, all other terms of the Lease are hereby ratified and affirmed in all respects and are in full force and effect.

LANDLORD:			TENANT:

West Point Holdings, LLC			Sedona Corporation

By:	/s/ Craig Zoellner		By:	/s/ Anita M. Primo

	Its:	Manager		Its:	Vice President, CFO

Date: 3/30/09			Date: 3.19.08